FIRST SHENANGO BANCORP, INC.

                                   EXHIBIT 11

          Statement Regarding Computation of Primary Earnings Per Share


                                                                 Three Months Ended                  Six Months Ended
                                                                       June 30,                          June 30,
                                                                    1997            1996            1997             1996
                                                        ------------------------------------------------------------------

Weighted average common shares outstanding                     2,343,098       2,343,098       2,343,098        2,343,098
Net effect of dilutive stock options                              74,724          75,947          77,366           77,200
Average unallocated ESOP shares                                  (66,370)        (74,850)        (66,370)         (74,940)
Average MSBP shares in plan reserve                              (10,367)         (9,995)        (10,367)          (9,503)
Weighted average treasury shares                                (277,995)        (46,559)       (280,420)         (40,340)
                                                        -----------------  --------------  --------------  ---------------
Common stock equivalents                                       2,063,090       2,287,641       2,063,307        2,295,515
                                                        =================  ==============  ==============  ===============
Net earnings                                                  $1,206,267        $898,671      $2,343,711       $1,847,254
                                                        =================  ==============  ==============  ===============
Per share amount                                                   $0.58           $0.39           $1.14            $0.80
                                                        =================  ==============  ==============  ===============


Earnings per share have been computed based on the treasury stock method in using average market price for the common stock equivalents.

The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.